SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement             [_]  Confidential, For Use of the
[_]  Definitive Proxy Statement                   Commission Only (as permitted
[_]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[_]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12

                             WARRANTECH CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


________________________________________________________________________________
1)   Title of each class of securities to which transaction applies:


________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:


________________________________________________________________________________
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:


________________________________________________________________________________
5)   Total fee paid:

     [_]  Fee paid previously with preliminary materials:


________________________________________________________________________________

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

          2)   Form, Schedule or Registration Statement No.:

          3)   Filing Party:

          4)   Date Filed:

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


To the Stockholders of WARRANTECH CORPORATION:

     The annual meeting of stockholders of Warrantech Corporation (the "Company") will be held at the offices of the Company located at 150 Westpark Way, Suite 200, Euless, Texas on Thursday, September 28, 2000 at 10:00 A.M. Central Time, for the following purposes:

          1. To elect six directors to serve until the next annual meeting and until their successors are duly elected and qualified.

          2. To transact such other business as may properly be brought before the meeting or any adjournments thereof.

     Only stockholders of record at the close of business on August 11, 2000 are entitled to notice of and to vote at the annual meeting or any adjournments thereof.

     Your attention is called to the Proxy Statement on the following pages. Please review it carefully. We hope that you will attend the meeting. If you do not plan to attend, please sign, date and mail the enclosed proxy in the enclosed envelope, which requires no postage if mailed in the United States.


                                           By order of the Board of Directors,



                                           Joel San Antonio
                                           Chief Executive Officer




August 17, 2000

                             WARRANTECH CORPORATION
                               300 Atlantic Street
                           Stamford, Connecticut 06901

           ----------------------------------------------------------


                                 PROXY STATEMENT


           ----------------------------------------------------------


     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Warrantech Corporation (the "Company") of proxies in the enclosed form for use at the annual meeting of stockholders to be held on September 28, 2000 and at any adjournments thereof. Any proxy given pursuant to such solicitation and received in time for the meeting will be noted with respect to all shares represented by it and will be voted in accordance with the instructions, if any, given in such proxy. If no instructions are specified, proxies will be voted FOR the election of the nominees named in the table on the following page. Any proxy may be revoked by written notice received by the Secretary of the Company at any time prior to the voting. The affirmative vote of the majority of the votes cast by stockholders present in person or represented by proxy at the meeting and entitled to vote is required in order to elect each of the director nominees.

     Only stockholders of record at the close of business on August 11, 2000 will be entitled to notice of and to vote at the annual meeting. On August 11, 2000 the Company had outstanding [15,305,954] shares of Common Stock. Each share of Common Stock entitles the record holder thereof to one vote.

                  ELECTION OF DIRECTORS (Item 1 on Proxy Card)


     A Board of Directors consisting of six directors is to be elected by the stockholders, to hold office until the next annual meeting and until their successors are duly elected and qualified. The nominees are listed in the table below. While the Board of Directors has no reason to believe that any of those named will not be available as a candidate, should such a situation arise, the proxy may be voted for the election of other persons as directors.

                                                                                           Director
Name                            Age        Positions with Company                            Since
-------------------             ---        -----------------------                           -----
Joel San Antonio                47         Chairman of the Board,                             1983
                                           Chief Executive Officer and Director
William Tweed                   60         Director                                           1983
Jeff J. White                   49         Director                                           1983
Lawrence Richenstein            47         Director                                           1993
Gordon A. Paris                 47         Director                                           1998
Ronald Glime                    55         President of U.S. and Canadian Operations          2000


     No family relationships exist among any of the Company's executive officers or directors, except that Randall San Antonio, President of Warrantech Direct, Inc., a subsidiary of the Company, is the brother of Joel San Antonio.

     The business experience of each of the Company's directors and nominees for election to the Board of Directors is as follows:

     Joel San Antonio, 47, one of the Company's founders, was a director, Chief Executive Officer and President of the Company from incorporation through February 1988. Since February 1988 Mr. San Antonio has been a director, Chief Executive Officer and Chairman of the Board of Directors and since October 1989, he has also been Chairman and Chief Executive Officer of the Company's principal operating subsidiaries. In 1975, Mr. San Antonio founded and, thereafter through August 1982, served as President of Little Lorraine, Ltd., a company engaged in the manufacturing of women's apparel. Mr. San Antonio is currently a member of the Southwestern Connecticut Area Commerce & Industry Association, the World Forum, the Connecticut Business and Industry Association, the Metropolitan Museum of Art, and the Young Presidents' Organization, Inc. Mr. San Antonio was a director of Corniche Group Incorporated, a company in the insurance and/or insurance-related businesses based in Euless, Texas, from May 1998 until September 1999.

     William Tweed, 60, one of the Company's founders, was a director, Vice President and Secretary of the Company from incorporation through February 1988. From February 1988 until April 1996, Mr. Tweed was a director and President of the Company. From April 1996 to March 1998, Mr. Tweed was Executive Vice President of European Operations and director for the Company. Mr. Tweed relinquished his title of Vice President on April 1, 1998. From July 1976 through August 1982, he was Vice President of Little Lorraine, Ltd. Mr. Tweed served as a director of Nationwide Extended Warranty Service, Inc. from on or about October 1981 through on or about January 1983.

     Jeff J. White, 49, one of the Company's founders, has been a director of the Company from its inception. Mr. White was Vice President of the Company from its inception until June 1988 and Treasurer of the Company from its inception until October 1990. In September 1982, Mr. White, with two partners, established Marchon Eyewear, Inc., a leading international distributor and manufacturer of eyewear and sunwear, including such worldwide well-known collections as Calvin Klein, Fendi, Disney, and Flexon, their patented frames utilizing a state-of-the-art metal with a "memory". He is Co-President of Marchon (along with his two partners) and is responsible for internal operations, information systems, and interfacing with counsel on patent, trademark, and general legal matters. Mr. White also serves as an associate trustee of the North Shore University Hospital Health System.

     Lawrence Richenstein, 47, has been a director of the Company since 1993. In early 1997, Mr. Richenstein formed Laral Group LLC. Laral Group manufacturers a line of wireless audio/video and computer accessories under its Unwired brand. It is also an OEM supplier of wireless multimedia products to the automotive market. Mr. Richenstein has been President and Chief Executive Officer of Peak Ventures, Inc., since May 1996. Peak Ventures, Inc., located in Farmingdale, New York, provides services to the consumer electronics industry. Mr. Richenstein also has been a managing member of Long Hall Technologies, L.L.C. since 1994. Long Hall Technologies, L.L.C. is a consumer electronics company located in Farmingdale, New York. Long Hall Technologies manufactures products under the Nickelodeon brand under license from MTV Networks. From 1985 until July 1996, Mr. Richenstein was President and Chief Executive Officer of Lonestar Technologies, Ltd., a consumer electronics company located in Hicksville, New York. Lonestar Technologies, Ltd. filed for Chapter 11 bankruptcy protection on January 22, 1996. The proceeding was subsequently converted to Chapter 7 bankruptcy liquidation effective July 2, 1996. In addition to having sales and marketing experience, Mr. Richenstein is involved in product development. Mr. Richenstein is an attorney admitted to practice in New York and has, in the past, served as a director of two public companies, both of which were involved in the electronics industry.

     Gordon A. Paris, 47, has been a director of the Company since April 1998. Mr. Paris is Managing Director and Group Head of High Yield Origination and Capital Markets and Mergers and Acquisitions at TD Securities (USA) Inc., a subsidiary of The Toronto-Dominion Bank since March 1996. From June 1994 to March 1996, Mr. Paris was a Managing Director in the Leveraged Finance Group with CS First Boston. From March 1991 to June 1994, Mr. Paris was a Managing Director at Lehman Brothers in charge of the High Yield and Restructuring Group.

     Ronald Glime, 55, has been President of U.S. and Canadian Operations of the Company since March 1999. From October 1992 to March 1999 Mr. Glime was President of Warrantech Automotive, Inc., a wholly owned subsidiary of the Company. Prior thereto he was Regional Sales Manager for Warrantech Automotive, Inc. (then known as Warrantech Dealer Based Services, Inc.) from February 1991 through October 1992. From 1983 through February 1991, Mr. Glime was an independent insurance agent for various insurance companies. From 1978 through 1982, Mr. Glime was employed by American Warranty Corporation, a company in the warranty administration business. He resigned as its President in 1982. Mr. Glime was a director of Corniche Group Incorporated, a company in the insurance and/or insurance-related businesses based in Euless, Texas, from May 1998 until September 1999.

Other Executive Officers And Key Employees

     Jeanine Folz, 35, has been the Senior Vice President of Insurance Services since April 1998 and has been Assistant Secretary of the Company since January 1995. From October 1995 to March 1998 Ms. Folz was the Vice President of Insurance Services. Ms. Folz joined the Company in 1987. From 1987 to 1995, Ms. Folz held various positions including Director of Insurance Services and other customer service and project analyst positions. She is currently a member of the Risk and Insurance Management Society and the National Association for Female Executives.

     Christopher Ford, 52, has been President of Warrantech Automotive Inc., a wholly owned subsidiary of the Company, since May 1999. From December 1996 until April 1999, Mr. Ford was the Legal Representative/Managing Director of Techmark Japan, an AIG related business in Japan. From February 1994 to December 1996, Mr. Ford was Regional Vice President for Warranty Products Division of AIU, an AIG related Company in Australia. From 1989 to 1994, he held several key marketing and management positions within the vehicle service contract industry. Prior to 1989, Mr. Ford held various management positions in the automotive industry.

     Richard F. Gavino, 53, has been Executive Vice President, Chief Financial Officer and Treasurer since April 1998. From 1995 to March 1998, Mr. Gavino was Chief Financial Officer at Maxon Auto Group, one of the largest automobile retailers in New Jersey. From 1993 to 1995, Mr. Gavino was a turnaround consultant. From 1984 to 1993, Mr. Gavino was Senior Vice President and Chief Financial Officer of Tops Appliance City, a publicly traded consumer electronics and appliance superstore chain.

     Andrew Impavido, 58, has been Senior Vice President of Warrantech Motivation a Corporate Division which consists of Training and Development, Multimedia Services, and Corporate Communications since April 1998. Mr. Impavido joined the Company in 1991 as Director of Training and has held the position of Vice President of Training and Development prior to his present position. Prior thereto, Mr. Impavido had spent over 25 years in the retail industry and has held various management and training positions, with industry leaders such as Sears, Montgomery Ward, and the 350 store Belk Chain.

     James F. Morganteen, 50, has been General Counsel for the Company since April 1997 and Senior Vice President since February 1998. Mr. Morganteen most recently served as a Vice President for Bankers Trust of New York with responsibility for counseling its OTC risk management operations. From 1987 through 1994, Mr. Morganteen served as Senior Counsel to Xerox Corporation managing the legal function of Xerox Credit Corporation, the financial services unit of Xerox Corporation.

     Gayle Pomerantz, 38, has been President of Warrantech Home Service Company since May 2000. From March 1994 to April 2000, Ms. Pomerantz was the CEO of
Visby Marketing Group, Inc., a business development and consulting services firm. From August 1993 to October 1996, Ms. Pomerantz was the President/Owner of One Stop Creative Services, Inc., a creative marketing and consulting services firm. From December 1986 to August 1993, Ms. Pomerantz was Special Projects
Director, Publisher and Editor of Homeowners Marketing Services, Inc., a national marketing company serving the real estate industry.

     Richard Rodriguez, 46, has been President of Warrantech International, Inc., a wholly owned subsidiary of the Company, since May 1999. From April 1998 until May 1999, Mr. Rodriguez was President of Warrantech Consumer Product Services, Inc., a wholly owned subsidiary of the Company. From December 1996 until March 1998, Mr. Rodriguez has been Vice President and Managing Director of Warrantech International, Inc. From February 1992 until December 1996, Mr. Rodriguez served as Chief Operating Officer of the Company's Texas operating facilities. From 1987 until 1992, Mr. Rodriguez served in various executive positions with the Company. Prior to 1987, Mr. Rodriguez served as an executive and/or consultant to retailers and manufacturers of consumer electronic products.

     Randall San Antonio, 46, has been President of Warrantech Direct, Inc., a wholly owned subsidiary of the Company, since June 1996 and from May 1994 to June 1996 served as that subsidiary's Vice President and General Manager. Prior thereto he was Vice President of Finance of Castle Hill Productions Inc. from June 1984.



Information Concerning Meetings of the Board of Directors

     During the fiscal year ended March 31, 2000, the Board of Directors held eight meetings. All such meetings were fully attended. The Company has an Audit Committee consisting of Messrs. Paris, Richenstein and White. Such committee met seven times during the 2000 fiscal year. The Company has a Compensation Committee consisting of Messrs. Paris, Richenstein and White. This committee did not meet during the 2000 fiscal year.

Security Ownership Of Certain Beneficial Owners and Management

     The following table sets forth information as of July 28, 2000 concerning shares of Common Stock, par value $.007 per share, the Company's only voting securities, owned beneficially by each of the Company's directors and nominees for the Board of Directors, by each person who is known by the Company to own beneficially more than 5% of the outstanding voting securities of the Company and by the Company's executive officers and directors as a group.

                                                           Amount and Nature
                                                             of Beneficial                       Percent
Name and Address of Beneficial Owner                          Ownership                         of Class
------------------------------------                          ---------                         --------
    Joel San Antonio                                   3,203,991 shares(1)                         20.89%
    300 Atlantic Street
    Stamford, Connecticut 06901

    William Tweed                                      1,842,475 shares(2)                         12.01%
    300 Atlantic Street
    Stamford, Connecticut 06901

    Jeff J. White                                      1,593,654 shares(3)                         10.39%
    35 Hub Drive
    Melville, New York 11747

    Lawrence Richenstein                                    14,625 shares                           *(7)
    500 Eastern Parkway
    Farmingdale, New York  11735

    Gordon A. Paris                                           3,500 shares                          *(7)
    31 West 52nd Street, 22nd floor
    New York, New York  10019-6101

    Ronald Glime                                            79,134 shares(6)                        *(7)
    150 Westpark Way
    Euless, Texas  76040

All directors and executive officers
As a group (14 persons)                                  6,809,183 shares(1,2,3,4)                44.40%

    Dimensional Fund Advisors Inc.
    1299 Ocean Avenue, 11th floor                        1,132,700 shares(5)                       7.39%
    Santa Monica, California  90401

----------
(1) Includes 5,000 shares held by Mr. San Antonio as custodian for two minor children. Includes 10,800 shares owned by Mr. San Antonio's wife as to which he disclaims beneficial ownership. Does not include 13,354 shares owned by Mr. San Antonio's brother and sister-in-law and 5,000 shares owned by his mother as to which he disclaims any beneficial interest. Includes an aggregate of 200,000 shares held in trusts for his children, of which Mr. San Antonio's wife is a trustee as to which Mr. San Antonio disclaims beneficial ownership. Does not include options to purchase 400,000 shares which become exercisable commencing August 25, 2001 based on the operating performance of the Company.

(2) Includes 23,000 shares held by Mr. Tweed as custodian for one child. Does not include an aggregate of 7,500 shares held by Mr. Tweed's mother and sister. Includes 1,500 shares held by Mr. Tweed's wife, and 25,000 shares held in trust for the benefit of Mr. Tweed's granddaughter, of which Mr. Tweed's wife is the trustee, as to which he disclaims any beneficial interest.

(3) Does not include an aggregate of 90,000 shares owned by Mr. White's mother and sister as to which he disclaims any beneficial interest.

(4) Includes options held by executive officers of the Company to purchase an aggregate of 30,770 shares, which are presently exercisable.

(5) According to a Schedule 13G filed with the Securities and Exchange Commission (the "SEC") on February 3, 2000 by Dimensional Fund Advisors Inc., such entity beneficially owned 1,132,700 shares of the Company's common stock as of December 31, 1999, of which such entity had sole power to vote or direct the vote and had sole power to dispose or direct the disposition of all such shares. By the same filing, Dimensional Fund Advisors Inc. has disclaimed beneficial ownership of all such shares.

(6) Does not include options to purchase 95,500 shares which become exercisable based on the operating performance of the Company and per terms of employment agreement.

(7)  Less than 1% of the outstanding shares of Common Stock.

                 Certain Relationships and Related Transactions

     On April 1, 1996, Michael Salpeter, former President and Director of the Company, and William Tweed, former President of the Company entered into an Agreement whereby Mr. Tweed granted to Mr. Salpeter an option to purchase 487,000 shares of common stock owned by Mr. Tweed. The options are exercisable at various prices in whole or in part, and expire on October 22, 2000. In May 1998, such Agreement was modified, pursuant to which Mr. Salpeter relinquished his rights with respect to 125,000 shares, leaving an option exercisable for 362,000 shares. In March 1999, 62,000 shares were purchased under the Agreement leaving an option exercisable for 300,000 shares.

     On July 6, 1998, Joel San Antonio, Warrantech's Chairman and Chief Executive Officer, and William Tweed and Jeff J. White, members of Warrantech's Board of Directors, exercised 3,000,000 of their vested options to purchase Warrantech common stock. Promissory notes totaling $8,062,500 were signed with interest payable over three years at an annual interest rate of 6%. The promissory notes, which are with recourse and secured by the stock certificates issued, mature July 5, 2001. An additional promissory note was signed by Joel San Antonio for $595,634 on March 22, 1999, which represents the amounts funded by the Company with respect to his payroll taxes for the exercise of these options. The exercise of these stock options and the anticipated tax benefit from this transaction total approximately $10 million. These amounts have been recorded as a contra-equity account, which is a reduction of stockholders' equity.

     The Company recently agreed to restructure these loans by capitalizing the interest due on the loans and making the loans payable over five (5) years, with respect to Mr. Tweed and Mr. White, and over one (1) year with respect to Mr. San Antonio. Interest on the new loans to Messrs. Tweed and White accrues annually at the applicable federal rate (currently approximately 6.2%) but will first become payable on the third anniversary of the new loans and will be payable annually thereafter. The new loan to Mr. San Antonio, which is payable in one year, is without interest. The specific terms of this new loan agreement with Mr. San Antonio are still being negotiated. The total amount of the new loans, including the capitalized interest, which accrued on the prior loans through June 30, 2000, is $9,582,582.

     Warrantech Consumer Product Services, Inc. and Warrantech Direct, Inc. have made commission payments to Unlimited Business Services, Inc. totaling $152,316 for the fiscal year 2000 pursuant to Representative Agreements. Judith Thomas, who was President of Warrantech Help Desk, Inc., is the President of Unlimited Business Services, Inc.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table provides information for the years ended March 31, 2000, 1999 and 1998, concerning the annual and long-term compensation of the Chief Executive Officer and the next four highest paid executive officers of the Company for the fiscal year ended March 31, 2000.

                                                                                                   Long Term
                                                                                                  Compensation
                                                               Annual Compensation                 Awards (1)
                                                   ------------------------------------------- ------------------
                                                                                               Restricted   Stock
                                                                                                 Stock     Option
                                                                                Other Annual    (Shares)  (Shares)      All Other
Name of Principal Positions                        Year    Salary     Bonus    Compensation(2)   Awards    Awards    Compensation(3)
---------------------------                        ----    ------     -----    ---------------   ------    ------    ---------------
Joel San Antonio                                   2000   $627,725   $  1,600      $101,366     $   --     $   --      $  2,425
Chairman of the Board                              1999    590,430      1,600        29,750         --      400,000       2,245
and Chief Executive Officer                        1998    557,865    211,941        28,104         --         --         1,070

Ronald Glime                                       2000   $289,738   $    800      $ 30,977     $   --         --      $  1,713
President of U.S. and Canadian Operations          1999    200,000     52,951         9,523         --       70,816       1,547
                                                   1998    160,385    110,903         7,837         --         --         1,972

Richard F. Gavino                                  2000   $217,608   $     50      $ 18,587     $   --     $   --      $  1,645
Executive Vice President, Chief Financial Officer  1999    182,308     25,000         9,587       25,000     92,308        --
and Treasurer                                      1998       --         --            --           --         --          --

Michael A. Basone                                  2000   $212,449   $ 10,500      $ 12,970     $   --         --      $  1,366
Former Executive Vice President, Chief             1999    193,269        400        12,677         --       32,653       1,106
Information Officer and Chief Operating Officer    1998    158,939     43,277        12,318         --         --         2,341

Christopher Ford                                   2000   $150,173   $ 45,625      $ 13,716     $   --         --      $   --
President of Warrantech Automotive, Inc.           1999       --         --            --           --         --          --
                                                   1998       --         --            --           --         --          --

Richard Rodriguez                                  2000   $166,444   $  1,200      $ 19,541     $   --         --      $  1,110
President  and Executive Vice President            1999    149,038     26,100        14,169         --         --         1,262
of Warrantech International, Inc.                  1998    121,102      1,000         6,285         --        7,742       1,648


(1)  The 1998 Stock Option Plan is the Company's only long-term incentive plan.

(2) Included in Other Annual Compensation are auto allowances given to each officer in fiscal 1998, 1999, and 2000; life insurance premiums for the years 1998, 1999, and 2000; vacation accrual exchange payouts to Messrs. San Antonio, Glime, Gavino, and Rodriguez in fiscal 2000; and relocation expenses paid Mr. Basone in fiscal 1997 and Mr. Ford in fiscal 2000.

(3) Represents amounts contributed by the Company in accordance with the Company's 401(K) Plan.

Option Grants In Last Fiscal Year

     No stock options were granted to any individuals listed in the Summary Compensation Table during the fiscal year ended March 31, 2000.


Options Exercised and Holdings

     The following table sets forth information with respect to the individuals listed in the Summary Compensation Table above, concerning unexercised options held as of the end of the 2000 fiscal year.

                             Shares Acquired      Value    Number of Unexercised Options at    Value of Unexercised In-the-Money
 Name                         On Exercise        Realized     Fiscal Year-End(#) ($)(1)            Options at Fiscal Year-End
-------------------------------------------------------------------------------------------------------------------------------
                                                             Exercisable    Unexercisable       Exercisable       Unexercisable
                                                             -----------    -------------       -----------       -------------
Joel San Antonio                  --                 --            --           400,000         $     --           $     --
Ronald Glime                      --                 --            --            30,000               --                 --
Richard F. Gavino                 --                 --          30,770          61,538               --                 --
Michael A. Basone                 --                 --            --              --                 --                 --
Christopher Ford                  --                 --            --              --                 --                 --
Richard Rodriguez                 --                 --            --              --                 --                 --


(1) Based upon the Company's price per share of $1.594, as reported on the NASDAQ National Market System on March 31, 2000.

Employment Agreements

     On August 25, 1998, the Company entered into a five-year employment agreement, effective April 1, 1998, with Joel San Antonio. Under the terms of the agreement, Mr. San Antonio's initial base compensation is $585,000 per annum, subject to an increase of 5% per annum beginning January 1, 1999 through the term of the agreement. Mr. San Antonio forfeited his 5% increase effective November 8, 1999 and January 1, 2000. Effective April 10, 2000, Mr. San Antonio received a meritorious increase of $10,000. Mr. San Antonio is entitled to be reimbursed for all ordinary, reasonable and necessary expenses incurred by him in the performance of his duties, including an automobile allowance of $12,000 per annum. The Company provides Mr. San Antonio with a comprehensive medical dental insurance policy as well as disability coverage and a life insurance death benefit policy in excess of $1,000,000. Mr. San Antonio is entitled to an incentive bonus equal to 2% of the net after tax profits of the Company. In connection with his entering into such agreement, the Board awarded Mr. San Antonio options to purchase an aggregate of 400,000 shares of the Company's common stock at an exercise price of $3.37 (fair market value on the date of grant plus 10%) per share, all of which options vest contingent upon the Company achieving certain specified performance goals. However, all such options vest immediately in the event of a change of control of the Company. The employment agreement continues in full force and effect for additional one year periods unless either party terminates by giving 90 days written notice prior to the end of any term or renewal term. Mr. San Antonio also entered into an agreement not to compete for two years with the Company, which may be exercised by the Company upon the expiration or earlier termination of the employment agreement, by delivery to Mr. San Antonio of an aggregate of 100,000 shares of the Company's common stock.

     Effective April 1, 1999, the Company entered into a four-year employment agreement with Ronald Glime, in conjunction with his new role as President of U.S. and Canadian Operations. Under the terms of such agreement, Mr. Glime is entitled to an initial annual base salary of $275,000 subject to automatic minimum annual increases of 5%. Effective November 8, 1999, Mr. Glime received a meritorious increase of $20,000. Mr. Glime was granted stock options, pursuant to the agreement, to purchase 30,000 shares of the Company's common stock, which vest over a four-year period contingent upon the Company achieving certain specified performance goals. Mr. Glime was granted stock options in August 1999 to purchase an aggregate of 50,000 shares of the Company's common stock, which vest over a three-year period. Mr. Glime is entitled to receive a cash bonus based upon a percentage of the after tax net income of the Company. The Company provides Mr. Glime with medical and dental insurance, an automobile allowance of $6,000 per annum and life insurance benefits similar to that provided by the Company to certain of its other executives.

     Effective April 16, 1998, the Company entered into a three-year employment agreement with Mr. Richard F. Gavino to serve as the Company's Executive Vice President, Chief Financial Officer and Treasurer. Under the terms of such Agreement, Mr. Gavino is entitled to an initial annual base salary of $200,000 subject to annual increases of 5%. Mr. Gavino received a $25,000 bonus upon signing of the employment agreement. Mr. Gavino was granted stock options, pursuant to the Agreement, to purchase $25,000 of the Company's stock which vest at the end of the first year and to purchase $300,000 of the Company's stock which vest equally over a three year period. Mr. Gavino is entitled to receive a cash bonus based upon a percentage of Company's pre-tax income. The Company provides Mr. Gavino with medical and dental insurance, an automobile allowance of $6,000 per annum and life insurance benefits similar to that provided by the Company to certain of its other executives.

     Effective May 3, 1999, Warrantech Automotive, Inc. entered into a five-year employment agreement with Mr. Christopher Ford to serve as President. Under the terms of such Agreement, Mr. Ford is entitled to an initial annual base salary of $165,000 subject to annual increases of 5%. Mr. Ford received a $25,000 bonus upon signing of the employment agreement and relocating to Texas. Mr. Ford is entitled to receive annual bonuses equal to 50% of his base salary if certain operating goals for Warrantech Automotive, Inc. are attained. The Company provides Mr. Ford with medical and dental insurance, an automobile allowance of $6,000 per annum and life insurance benefits similar to that provided by the Company to certain of its other executives.

Other Incentives and Compensation

     The Company has provided executives equity-based long-term incentives through its 1998 Employee Incentive Stock Option Plan, which was designed to award key management personnel and other employees of the Company with bonuses and stock options based on the Company's and the employee's performance.

     The Company provides executive officers with an incentive bonus plan, which provides cash and/or stock bonuses upon meeting certain performance criteria.

     The Company provides an incentive bonus plan for all employees for the referral of potential new employees for employment by the Company who are subsequently hired by the Company. The amount of the bonus is predicated on the skill and professional level of the new employee.

     Additionally, the Company provides an incentive bonus to existing employees who are claims adjusters for obtaining and maintaining certification as professionals in their field.

Compliance With Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's executive officers and directors and persons who own more than 10% of a registered class of the Company's equity securities file reports of ownership and changes in ownership with the Securities and Exchange Commission (the
"Commission"). Officers, directors and greater than 10% shareholders are required by Commission regulation to furnish the Company with copies of all
Section 16(a) forms they file. Based on a review of the reports, during the fiscal year ended March 31, 2000, all Section 16 filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with except that Sean Hicks did not file a Form 5.

Non-Management Directors' Compensation

     Effective January 1, 1998, each non-employee director is entitled to receive compensation of $2,500 plus 250 shares of Company stock per calendar quarter of board service. Committee service is compensated at $500 plus 62.5 shares of Company stock per calendar quarter. During fiscal 2000, the following cash amounts were paid:

                   William Tweed                        $10,000
                   Jeff J. White                         14,000
                   Lawrence Richenstein                  14,000
                   Gordon A. Paris                       14,000

     No directors' fees are payable to employees of the Company who serve as directors.

Performance Graph

The following graph and table tracks an assumed investment of $100 on March 31, 1995 in the Common Stock of the Company, The Russell 2000 Index and a peer group comprised of two companies whose principal operations are similar to those of the Company, assuming full reinvestment of dividends and no payment of brokerage or other commissions or fees. Past performance is not necessarily indicative of future performance.


                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
               AMONG WARRANTECH CORPORATION THE RUSSELL 200 INDEX
                                AND A PEER GROUP


 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]

--------------------------------------------------------------------------------------------
                                                      Cumulative Total Return
--------------------------------------------------------------------------------------------
                                      3/95      3/96      3/97      3/98      3/99      3/00
--------------------------------------------------------------------------------------------
WARRANTECH CORPORATION                 100        80       178       140        63        31
--------------------------------------------------------------------------------------------
PEER GROUP                             100       125       133       152       110       274
--------------------------------------------------------------------------------------------
RUSSELL 2000                           100       127       148       211       165       187
--------------------------------------------------------------------------------------------

The peer group consists of Unico American Corp., and Harris & Harris Group, Inc. All amounts rounded to the nearest dollar.

Report of Compensation Committee on Executive Compensation

     The Compensation Committee of the Board of Directors of the Company (the "Committee") was formed in February 1994. The Committee is responsible for setting and administering the compensation policies, which govern annual compensation, long-term compensation, and stock option and ownership programs for the Company's executive officers as well as the other employees of the Company and its subsidiaries. The Committee, which did not meet during fiscal 2000, consisted of three outside directors, Jeff J. White, Lawrence Richenstein and Gordon A. Paris.

The policies and decisions of the committee are designed to achieve the following goals:

     o Reflect a pay-for-performance relationship where a portion of total compensation is at risk.

     o Attract and retain key management personnel critical to the Company's long-term success.

     The Committee met extensively during fiscal 1996 and solicited and evaluated information from independent sources to review the reasonableness of compensation paid to senior executive officers of the Company, by comparison to compensation paid by competing companies, companies of similar size, and the Company's performance, taking into account activities that have special value to the Company but have no immediate impact on operating results and the increased level of revenues and income of the Company.

     As a result of these deliberations, the Committee made detailed and comprehensive recommendations to the Board of Directors to change the senior executive compensation agreements to reflect an increase in base compensation, terminate the Senior Executive Bonus Plan, and set in lieu of such Plan a reduced incentive bonus equal to 4% of the after tax profits of the Company for the Chief Executive Officer. Having duly considered the recommendations of the Committee, the Board of Directors approved these changes at its November 14, 1995 meeting. Effective with the employment agreement dated August 25, 1998, Mr. San Antonio's incentive bonus was further reduced to 2% of the after tax profits of the Company.

     In addition, the Committee evaluated the Company's bonus incentive plans, which are designed to reward other key executive officers of the Company with bonuses based on the Company's attaining certain operating goals. Under these plans, each eligible participant becomes entitled to an incentive bonus payment equal to an agreed upon percentage of his then current salary base adjusted proportionately if net operating revenues and operating income goals are met.

     During the 2000 fiscal year, all decisions regarding the Company's Stock Option Plan (the "Plan"), including the granting of options thereunder, were made by the full Board of Directors. As of March 31, 2000, options to purchase an aggregate of 322,090 shares of Common Stock were issued under the Plan, of which none were granted during the fiscal year ended March 31, 2000. On April 5, 2000, the full Board of Directors granted options to purchase an aggregate of 471,259 shares of Common Stock to 27 executives and employees under the Plan. The Committee is of the opinion that the Plan has been extremely effective in attracting and retaining key executives and employees of the Company and its subsidiaries and motivating them to improve the Company's financial performance.

     Section 162(m) of the Internal Revenue Code (the "Code"), enacted in 1993 and effective for taxable years beginning after January 1, 1994, generally limits to $1 million per individual per year the federal income tax deduction for compensation paid by a publicly held company to the Company's chief executive officer and its other four highest paid executive officers. Compensation that qualifies as performance-based compensation for purposes of
Section 162(m) is not subject to the $1 million deduction limitation. The Committee currently does not anticipate that any executive officer will be paid compensation from the Company in excess of $1 million in any year (including amounts that do not qualify as performance-based compensation under the Code), and accordingly, the Committee anticipates that all amounts paid as executive compensation will be deductible by the Company for federal income tax purposes.

Summary of Chief Executive Officer Compensation

     During the fiscal year ended March 31, 2000, Mr. San Antonio received $627,725 in base salary and $1,600 in bonuses. Mr. San Antonio's total compensation during the 2000 fiscal year and the terms of his employment agreement were designed to reward Mr. San Antonio for his diligent efforts in implementation of cost-cutting measures and general restructuring of the Company's business, overseeing the Company's development of new markets, technological improvements, introduction of a range of new programs and pursuit of major new customers, each of which impacts current results for the long-term benefit of the Company.


                                                        COMPENSATION COMMITTEE
                                                        Jeff J. White
                                                        Lawrence Richenstein
                                                        Gordon A. Paris

           OTHER INFORMATION FURNISHED PURSUANT TO REGULATIONS OF THE
                       SECURITIES AND EXCHANGE COMMISSION

Independent Accountants

     On August 25, 1999, the Board of Directors selected Weinick Sanders Leventhal & Co., LLP ("Weinick") to be the Company's independent public accountants for the fiscal year ended March 31, 1999. It is expected that a representative of such firm will be present at the annual meeting, with the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

     The Company has not consulted with Weinick Sanders  Leventhal & Co., LLP on
(A) applications of accounting principles to a specified transaction, either completed or proposed, (B) the type of auditing opinion that might be rendered on the Company's financial statements, and neither a written report was provided to the Company nor oral advice was provided that Weinick Sanders Leventhal & Co., LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue or (C) any matter that was either the subject of a disagreement or a Reportable Event as such term is defined herein.

     On August 27, 1999, the Company filed a report on Form 8-K with the SEC relating to the dismissal of Ernst & Young LLP, which was subsequently amended by the filing of a Form 8-K/A on September 14, 1999. The Company requested that Ernst & Young furnish it with a letter addressed to the Securities and Exchange Commission (the "SEC") stating whether or not it agreed with the statements contained therein. A copy of Ernst & Young's letter dated September 24, 1999 is filed as an exhibit to the Company's Form 8-K/A filed September 28, 1999. In connection with the March 31, 1999 proxy statement, the Company offered Ernst & Young with an opportunity to make a brief statement of its views and Ernst & Young chose not to do so.

Disagreement with Ernst & Young over the Company's Revenue Recognition Policy

     Ernst & Young, which was retained in September 1998 to audit the Company's financial statements for the Fiscal year ending March 31, 1999, had informed the Company shortly before the anticipated filing of the Company's Annual Report on Form 10-K with the SEC that it believed that the revenue recognition policy the Company had followed since 1991 was not correct, and that the Company should be following the straight line revenue recognition method provided for in Technical Bulletin No. 90-1 ("TB 90-1") of the Financial Accounting Standards Board ("FASB"). Due to the shortness of time available before the Fiscal 1999 Form 10-K was due and because the Company disagreed with Ernst & Young's view that TB 90-1 applied, the Company was not able to file its 1999 Form 10-K with certified financial statements by the July 14, 1999 filing deadline.

Background

     The Company had originally requested the views of FASB and the SEC with respect to the applicability of TB 90-1 in 1991. On August 23, 1991, Weinick, which then was the Company's independent accountant, had a telephone conversation with a former staff member of FASB, Mr. John Griffin, in which Mr. Griffin stated that FASB had reached an informal opinion approximately one month earlier that TB 90-1 was not applicable to entities that transfer their obligor risk under extended service contracts ("ESC"), if an ESC obligor transfers risk of loss through the purchase of insurance. Mr. Griffin explained that this opinion was premised on the facts that the full cost of the insurance must be known and fixed and all risk of loss must be transferred to the carrier. Mr. Griffin further expressed the opinion that entities that transfer their risk to insurance carriers in such a manner should follow the revenue recognition guidelines in the American Institute of Certified Public Accountants' Exposure Draft Proposed Industry Accounting Guide for Insurance Agents and Brokers (the "Exposure Draft"). In a separate telephone conversation between Weinick and Mr. Wayne Kauth, of the SEC and one of the authors of the Exposure Draft, Mr. Kauth stated that one of the major determining factors in the applicability of the Exposure Draft was the transfer of risk of loss. Based on Messrs. Griffin's and Kauth's verbal opinions, the Company requested a determination from the Division of Corporate Finance ("DCF") of the SEC. The Company requested the agreement of the Staff of the DCF that TB 90-1 is not applicable and its concurrence with the Company's proportional method of revenue recognition as prescribed under the guidelines of the Exposure Draft. In a letter dated November 15, 1991, the Company was informed that the Staff at the DCF would not object to the conclusion of the Company and its independent accountant that TB 90-1 is not applicable and that the revenue recognition policy in the Exposure Draft is appropriate.

     Despite the evidence provided to Ernst & Young concerning the non-applicability of TB 90-1 and the previous approvals provided by the SEC and FASB, Ernst & Young did not alter their position. Furthermore, it was the Company's understanding that Ernst & Young had several other clients with similar issues as to which Ernst & Young did not take the view that TB 90-1 was applicable.

     In light of the apparent inconsistency between different offices within Ernst & Young itself with respect to the applicability of TB 90-1, Ernst & Young's unwillingness to consider changing its view in light of this apparent inconsistency and its unwillingness to even further discuss the issue with the Company, the Audit Committee and the Board of Directors of the Company concluded that the independence of Ernst & Young had been compromised, that an effective working relationship with Ernst & Young was no longer possible and that, as a result, its engagement as the Company's independent accountant should be terminated. On August 25, 1999, the Board of Directors of the Company authorized the dismissal of Ernst & Young as its independent accountant.

Ernst & Young's View

     Ernst & Young had informed the Company that it believed the Company's revenue recognition policy should be changed because, in recent years, the Company's subsidiaries have been classified as the obligors for a portion of the service contracts which they administer, and as a result, the Company should be required to straight-line its revenues over the duration of the service contracts in accordance with TB 90-1, as opposed to the current method, in which the Company recognizes revenues in direct proportion to the costs incurred. The Company's management believed that Ernst & Young was not correct because 100% of the risk related to the payment of claims under the service contracts is, and since 1991 has been, covered by an unaffiliated insurance company and, because of this transfer of risk, the Company and its subsidiaries are not exposed to any risk of payment for claims. This was the basis of the opinions expressed by the FASB member and by the DCF Staff. All of the insurance companies used by the Company to cover any claims made by consumers under the service contracts are rated not less than "Excellent" by A.M. Best & Company.

     Fiscal 1999 was the first year in which the Company engaged Ernst & Young to audit its financial statements. The previous auditing firms, each of which have certified the Company's financial statements since 1991, issued unqualified opinions with respect to the Company's financial statements, and the Company did not follow TB 90-1 with respect to its revenue recognition policy during any of those years.

Conclusion

     Due to the disagreement with Ernst & Young concerning the Company's Revenue Recognition Policy, the Company requested guidance directly from the Chief Accountant's Office of the SEC, the authority which had previously issued a letter concurring with the Company's Revenue Recognition Policy in 1991. After several months of written and verbal communication with the SEC, the Company received a letter dated November 18, 1999 from the DCF stating that it did not object to the Company's revenue recognition policy as it is applied to its dealer-obligor contracts. The DCF did state that the Company should exclude from its gross revenue that portion of the dealer-obligor service contract payments it receives which pertains to the premium that is paid to the insurance companies. As a result, with respect to dealer-obligor contracts, which represent approximately 63% of the Company's business, the Company will continue to follow the accounting policy that it has applied over the past eight (8) years by recognizing a substantial portion of its administrative fee income in the year in which the service contracts are sold. Furthermore, the Company will continue to defer only that portion of the administrative fee income that pertains to administration of claims over the life of the contracts.

     With respect to service contracts in which the Company is the obligor, the DCF informed the Company that the Company should change its revenue recognition policy to comply with Financial Accounting Standards Board Technical Bulletin 90-1. Based on the communication from the DCF, PricewaterhouseCoopers LLP, the Company's previous independent accountants, rescinded their opinion certifying the financial statements of the Company for the fiscal years ending March 31, 1998, 1997, 1996 and 1995.

     Based on the final conclusions reached by the DCF, the Company prepared its financial statements for the fiscal year ending March 31, 1999 according to the revenue recognition policy guidance provided by the DCF and restated the financial statements accordingly for prior years.

Reportable Events

     During an Audit Committee meeting held on July 26, 1999 (the "July 1999 Meeting"), Ernst & Young advised the Audit Committee that a "reportable condition"  existed  in  that  significant  accounting  adjustments  to  amounts recorded by management in connection with the Audit involving, among other items, allowances made for accounts receivable, insurance company claim receivables and dealer related receivables, in the amount of $5 million were necessary in order to bring these allowance balances to what Ernst & Young viewed as acceptable amounts (the "Audit Adjustments").

     The Audit Adjustments described by Ernst & Young, including a description of the amounts and the reasons therefor, are set forth in Schedule A attached as an Exhibit to the Company's Form 8-K/A filed September 10, 1999. Although all of the Audit Adjustments were recorded prior to the filing of the Company's Form 8-K, $5,027,014 of the Audit Adjustments were not recorded prior to the Audit. As explained in such Schedule A, $3,539,679 of the Audit Adjustments were not recorded prior to the Audit, primarily because of the termination of contracts with significant customers, which terminations neither occurred nor were known to the Company until after the financial closing of the Company's year end. Also as explained in such Schedule A, of the remaining $1,487,335 of the Audit Adjustments, $1,173,969 were judgmental differences providing for an increase in the allowance for doubtful accounts. The remaining $313,366 of the Audit Adjustments were made as a result of the audit process.

     The Company disagrees with Ernst & Young's conclusion that a material weakness in internal controls may exist as a result of the Audit Adjustments because only $313,366 of the Audit Adjustments were made during the audit process. Management does not view a $313,366 Audit Adjustment to be an amount that is material in relation to the financial statements being audited or to constitute an error. As noted, the majority of the Audit Adjustments, i.e. $3,539,679, resulted from subsequent events, whereas $1,173,969 resulted from judgmental differences.

     It should be noted that Ernst & Young's report is the first instance in the fifteen-year history of the Company in which material weaknesses in internal controls were reported by its independent accountant to the Audit Committee.

     The Company believes that the matters reported by Ernst & Young concerning allowances made for accounts receivable involved judgments by management, which are accounting estimate issues and do not represent material weaknesses in internal control issues. The accounting estimate nature of these matters is evidenced by the fact that during the course of the Audit, Ernst & Young proposed that the allowance of doubtful accounts be increased by $170,000 against an uncollected receivable of $680,000. The Company concurred with this proposal and adjusted its books accordingly. As of the date hereof, approximately $500,000 of this $680,000 receivable has been either collected or is in the process of being paid, and, management is currently taking actions necessary to obtain all relevant underlying documentation from third parties necessary to collect the remainder thereof.

     Nonetheless, the Company and the Audit Committee have undertaken steps to determine if Ernst & Young's allegations of the existence of material weaknesses in the Company's internal controls based on the Audit Adjustments are valid, or, if any other material weaknesses in internal controls exist and what corrective actions should be instituted. The Company and the Audit Committee also have instructed Weinick to review the Audit Adjustments and the Company's accounting policies and systems in their entirety in order to determine whether there are any material weaknesses in internal controls. Weinick conducted the requested review of the Audit Adjustments and reported to the Company that nothing has come to Weinick's attention that would lead it to believe that there are material weaknesses in the Company's internal controls.

     During the July 1999 Meeting, Ernst & Young also communicated to the Audit Committee a specific incident in which it asserted that an assistant controller of the Company had told representatives of Ernst & Young during the Audit that certain adjustments were made in connection with the closing of the Company's 4th Quarter of Fiscal 1999 (the "4th Quarter") with which the assistant controller did not agree and that the assistant controller suggested to the auditors that they should review the 4th Quarter closing adjustments.

     Ernst & Young further reported to the Audit Committee that when Ernst & Young reviewed the 4th Quarter closing adjustments, it reversed a substantial number of adjustments and that management consented to these reversals. Ernst & Young further reported to the Audit Committee that when it first told management of the information reported by the assistant controller, the Company's senior management asked the assistant controller, in a meeting at which representatives of Ernst & Young were present, whether he had in fact conveyed such information to Ernst & Young and the assistant controller vehemently denied that he had made any such statements to Ernst & Young. Ernst & Young has not, either during the July 1999 Meetings or at any time thereafter, provided any documentary support for its statement. The Audit Committee was informed by the Chief Financial Officer of the Company that there were no reversals of 4th Quarter closing adjustments recommended by Ernst & Young, and that the only adjustments recommended by Ernst & Young were the $5 million in Audit Adjustments discussed above.

     Ernst & Young has failed to provide management with an explanation or evidence as to exactly which 4th Quarter closing adjustments it allegedly reversed. Therefore the reasons for the discrepancy between Ernst & Young's statement and the Company's Chief Financial Officer is unknown to management at this time. It is, however, the view of the Company's Chief Financial Officer that there is no basis for that statement made by Ernst & Young. Management provided to Ernst & Young, at the beginning of the Audit, the Company's financial statements reflecting Income before Taxes of $4,440,904. The Company's Chief Financial Officer maintains that there were no reversals of 4th Quarter adjustments made to change those financials. The only adjustments recorded were those set forth in Schedule A, totaling $5,027,014, and $555,545 of adjustments that the Company provided to Ernst & Young at the beginning of the audit. This adjustment of $555,545 was calculated by the Company subsequent to its closing process and it was provided to Ernst & Young to be included as part of their post closing adjustments.

     While the Company believes that Ernst & Young's allegation relating to the reversals of 4th Quarter closing adjustments are without substance, Management and the Audit Committee authorized an investigation of the facts and circumstances relating to the communications between Ernst & Young and the assistant controller.

     The investigation was conducted by the law firm of Paul, Weiss, Rifkind, Wharton & Garrison. The report on the investigation (hereinafter referred to as the "Paul Weiss Report") was completed on January 22, 2000. The Paul Weiss Report stated that, during interviews with Ernst & Young in the course of the investigation, Ernst & Young denied having told the Audit Committee that it had reversed closing adjustments made by the Company's management. The Paul Weiss Report concluded that: (a) management had not directed adjustments to be made to the books at the time of the closing of the 4th Quarter; and (b) consequently, Ernst & Young had not reversed any adjustments directed by management; and (c) while the assistant controller raised questions during the audit concerning certain items in the Company's financial statements, Ernst & Young's recollection of the statements made, as reported to the management of the Company and later to the Audit Committee, was not accurate; but, at this stage, it is not possible to determine the exact nature of the statements that were made.

                                      * * *

     On August 28, 1998, the Company, as authorized by its Board, engaged Ernst & Young, LLP as its new independent accountants for the fiscal year ended March 31, 1999, replacing PricewaterhouseCoopers.

     The reports of PricewaterhouseCoopers on the financial statements of the Company for the fiscal years ended March 31, 1998 and 1997 as originally issued contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits for the two most recent fiscal years and through August 28, 1998, there had been no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers would have caused them to make reference thereto in their report on the financial statements for such years.

     Upon filing a report on Form 8-K with the SEC relating to the dismissal of PricewaterhouseCoopers, the Company requested that PricewaterhouseCoopers furnish it with a letter addressed to the Securities and Exchange Commission (the "Commission") stating whether or not it agreed with the statements contained therein. A copy of PricewaterhouseCoopers' letter, dated August 31, 1998, is filed as an exhibit to the amendment filed September 4, 1998 to the Company's report on Form 8-K dated August 28, 1998. In connection with the March 31, 1999 proxy statement, the Company offered PricewaterhouseCoopers an opportunity to make a brief statement of its views and PricewaterhouseCoopers chose not to do so.

     At the time of its engagement, the Company had not consulted with Ernst & Young, LLP on (A) applications of accounting principles to a specified transaction, either completed or proposed, (B) the type of auditing opinion that might be rendered on the Company's financial statements, and neither a written report was provided to the Company nor oral advice was provided that Ernst & Young concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue or (C) any matter that was either the subject of a disagreement or a Reportable Event as such term is defined herein.

Stockholder Proposals for 2001 Meeting

     Proposals of stockholders to be included in the Company's proxy material for the 2001 annual meeting must be received in writing by the Company at its executive offices not later than June 30, 2001 in order to be included in the Company's proxy material relating to that meeting.

Other Matters

     The solicitation of proxies in the accompanying form will be made at the Company's expense, primarily by mail and through brokerage and banking institutions. Those institutions will be requested to forward soliciting materials to the beneficial owners of the stock held of record by them and will be reimbursed for their reasonable forwarding expenses.

     The Board of Directors is not aware of any other matters that are to be presented to stockholders for formal action at the meeting. If, however, any other matter properly comes before the meeting or any adjournments thereof, it is the intention of the persons named in the enclosed form of proxy to vote those proxies in accordance with their judgment on such matter.


                                        By order of the Board of Directors,

                                        Joel San Antonio
                                        Chief Executive Officer

                             WARRANTECH CORPORATION
           This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints JOEL SAN ANTONIO, WILLIAM TWEED, JEFF J. WHITE, and each or any of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of WARRANTECH CORPORATION (the "Company") to be held on September 28, 2000, at 10:00 a.m. Central Time and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, at the offices of the Company located at 150 Westpark Way, Suite 200, Euless, Texas for the purposes shown on the reverse side of this proxy card


                         (To be Signed on Reverse Side.)
--------------------------------------------------------------------------

/ X / Please mark your vote as per this example.

                          VOTE FOR all nominees listed   WITHHOLD AUTHORITY
1.  Election of    [   ]  below (except as marked to     [   ]  for all nominees
     Directors            contrary below)                       listed below:

     Nominees:   JOEL SAN ANTONIO      WILLIAM TWEED        GORDON A. PARIS
                 JEFF J. WHITE         RONALD GLIME         LAWRENCE RICHENSTEIN

** To withhold authority to vote for any individual nominee, write that name on the line below**

FOR    AGNST   ABST   __________________________________________________________

[   ]       [   ]          [   ]

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made this proxy will be voted FOR proposal 1.


Signature _______________________________    Date ______________

Signature _______________________________    Date ______________





NOTE: (Please sign exactly as name appears stenciled on this Proxy. When signing as attorney, executor, administrator, trustee or guardian, please set forth your full title.)



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